Exhibit 15.1

AWARENESS LETTER OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders
Carey Watermark Investors Incorporated

        We have reviewed, in accordance with the standards of the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, the unaudited interim carve-out combined financial information of Lake Arrowhead Resort and Spa for the six month periods ended June 30, 2012 and 2011, as indicated in our report dated September 18, 2012; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our report referred to above, which was included in the Form 8-K/A filed by Carey Watermark Investors Incorporated on September 20, 2012, is incorporated by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-191913) on Form S-11 of Carey Watermark Investors Incorporated.

        We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ McGladrey LLP
Chicago, Illinois December 17, 2013